Exhibit 10.73

                            [LETTERHEAD OF FUTUREONE]

                       1880 OFFICE CLUB POINTE, SUITE 2000
                      COLORADO SPRINGS, COLORADO 80920-5002
                      VOICE 719-272-8222 & FAX 719-272-8225
                            E-MAIL CEO@FUTUREONE.COM

January 17, 2001

Mr. Richard McCulloch
1100 McCulloch Blvd.
Lake Havasu City, AZ 86403

Dear Richard:

We apologize for the long delay in getting in touch with you regarding that certain convertible note dated as of February 9, 2000 in the amount of $250,000, which was due August 8, 2000 and payments on your lease.

We were disappointed in April when $2.2 million of committed funding on a bridge loan failed to close when the stock market fell apart and we were devastated in July when Wood Capital, representing Barron Capital, failed to meet its written commitment for funding of up to $10,000,000.

At that point we thought all was lost, but in August we regrouped, cut way back and divested of everything but our construction company. OPEC is doing well, but at its present levels it only produces sufficient cash flow for its own operations and a small amount for retiring prior FutureOne obligations.

We  believe  that  we  can  eventually   settle  and  pay  all  prior  FutureOne
liabilities, but it could take up to two years unless we obtain the Venture Capital funding that we are presently seeking.

We realize that you have been very patient, but we are asking you like all FutureOne creditors to work with us on reducing our debt and extending payments over the next two years.

Consequently we would propose the following:

1) That the present principal on your Note and your lease be combined . this would leave a current balance of $282,933, and.

2) That you forgive all of the interest accrued to date on the two debts, approximately $47,865, and

3)   That the interest rate on the new debt be reduced to 8%, and

4) We would then begin to pay you at the rate of TEN THOUSAND ($10,000) per month, beginning February 15, 2001 until all principal and interest is paid. If, however we receive funding in excess of $5,000,000 at any time prior to payment of the note in full, we would pay any remaining principal and interest within ten (10) days of the receipt of such funds.

Mr. Richard B. McCulloch
Page -2-

Under the circumstances we believe this is the best we can offer and trust it will be satisfactory to you. If so, please indicate by signing below and faxing a copy to 719-272-8225

Thank you for your cooperation in this matter.

Very truly yours,


Ear J. Cook
For the Board of Directors of
FutureOne, Inc.



I agree to the payment terms described above

/s/ Richard B. McCulloch
-------------------------------------
Richard B. McCulloch

Date: January 17, 2001